EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos.  333-105623, 333-86268, 333-74076, 333-41090, 333-136182, 333-180254, 333-187432, and 333-205635 on Form S-8 of our reports dated March 2, 2016, relating to the consolidated financial statements and financial statement schedule of Newport Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the February 22, 2016 agreement and plan of merger pursuant to which MKS Instruments, Inc. will acquire Newport Corporation), and the effectiveness of Newport Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Newport Corporation for the year ended January 2, 2016.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 2, 2016